Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Announces Financial Results for Second Quarter, 2008

CUPERTINO, Calif., May 22, 2008 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its second quarter, ended Apr. 30, 2008.

Second quarter revenue was $162 million, an 11 percent decrease from revenue of $183 million in the prior year period, and a decrease of 19 percent from the prior quarter revenue of $200 million.  Orders for the second quarter were $177 million, a 12 percent decrease from orders of $202 million in the prior year period, and essentially flat with the prior quarter.

Net income for the second quarter was $14 million or $0.23 per fully diluted share, compared with net income of $22 million or $0.36 per fully diluted share in the prior year period, and $32 million or $0.52 per fully diluted share in the prior quarter.

 “Despite the challenging environment in certain segments of the semiconductor industry, we had a solid second quarter and a good first half,”

said Keith Barnes, Verigy chairman, chief executive officer and president.  “For the first half of fiscal 2008, we delivered financial results that were better than those achieved in the first half of fiscal 2007.  Our diversified product portfolio and leveraged operating model have helped us manage our business better than many of our peers.”

“We benefited from strong demand for our SOC products and achieved earnings per share at the high end of our guidance range,” added Bob Nikl, Verigy chief financial officer.  “Our financial results demonstrate our ability to deliver superior returns to our shareholders while satisfying our customers’ increasingly challenging test needs.”

Outlook for Q3 2008

For the quarter ending July 31, 2008, the company is providing the following guidance:

•                  Revenue is expected to be in the range of $170 to $180 million.

•                  Net income is expected to be in the range of $15 to $18 million, or $0.24 to $0.29 per fully diluted share, and will include between $4.3 to $4.6 million of share-based compensation expense.

Conference Call and Webcast

Verigy’s management will present more details on its second quarter fiscal year 2008 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q2 Verigy Earnings Conference Call” in the “Webcasts & Presentations” section. The webcast will remain available on the company’s Web site for fourteen days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through June 5, 2008.  The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter pass code 55432272.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced semiconductor test systems and solutions for the flash memory, high-speed memory and system-on-chip (SoC) markets.  Verigy’s scalable platforms are used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Verigy’s guidance for the third quarter.  These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  The risks and uncertainties include, but are not limited to, unforeseen changes in demand for semiconductors and thus for semiconductor test solutions, the strength of our customers’ businesses and unforeseen changes in the demand for current and new products and technologies.  Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our most recent Form 10-Q filing for the period ended January 31, 2008, and our 10-K for the period ended October 31, 2007.  In those filings you will find descriptions of risk factors that could impact our future results. The forward-looking statements, including guidance, are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

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VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Orders:	$177	$202	$356	$335

Net revenue:
Products	$122	$147	$285	$275
Services	40	36	77	73
Total net revenue	162	183	362	348

Cost of sales:
Cost of products (*)	56	79	135	148
Cost of services (*)	29	25	57	50
Total cost of sales	85	104	192	198

Operating expenses:
Research and development (*)	26	22	51	45
Selling, general and administrative (*)	37	35	76	69
Separation costs	—	1	—	3
Total operating expenses	63	58	127	117

Income from operations	14	21	43	33
Other income (expense), net	3	4	9	7

Income before taxes	17	25	52	40
Provision for income taxes	3	3	6	5

Net income	$14	$22	$46	$35

Net income per share- basic:	$0.24	$0.37	$0.76	$0.59

Net income per share- diluted:	$0.23	$0.36	$0.75	$0.59

Weighted average shares (presented in thousands) used in computing net income per share:
Basic	60,009	59,004	59,941	58,884
Diluted	60,663	59,945	60,714	59,567

* Share-based compensation expense by function:
Cost of products	$0.5	$0.4	$1.0	$0.8
Cost of services	$0.3	$0.2	$0.5	$0.4
Research and development	$0.5	$0.4	$1.0	$0.9
Selling, general and administrative	$2.9	$2.2	$5.6	$4.8

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VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	April 30,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$242	$146
Short-term marketable securities	129	229
Trade accounts receivable, net	90	107
Inventory	81	68
Other current assets	51	54
Total current assets	593	604

Property, plant and equipment, net	41	42
Long-term marketable securities	83	48
Goodwill and other intangibles, net	18	18
Other long-term assets	84	59
Total assets	$819	$771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$77	$76
Payables to Agilent	—	1
Employee compensation and benefits	52	53
Deferred revenue, current	61	65
Income and other taxes payable	4	12
Other current liabilities	17	19
Total current liabilities	211	226

Long-term liabilities:
Income taxes payable	10	—
Other long-term liabilities	47	47
Total liabilities	268	273

Shareholders’ equity
Ordinary shares, no par value, 60,021,531 and 59,704,629 issued and outstanding at April 30, 2008 and October 31, 2007, respectively
Additional paid in capital	393	381
Retained earnings	175	131
Accumulated other comprehensive loss	(17)	(14)
Total shareholders’ equity	551	498
Total liabilities and shareholders’ equity	$819	$771

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